Gerber Scientific, Inc. Reports Improved Year-over-Year Fiscal 2011 First Quarter Results

SOUTH WINDSOR, CT – August 26, 2010 – Gerber Scientific, Inc. (NYSE: GRB) today reported revenue and earnings results for its fiscal 2011 first quarter ended July 31, 2010.

Summary of Results from Continuing Operations for FY 2011 First Quarter versus FY 2010 First Quarter

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Reported revenue increased 8.2% to $118.3 million from $109.4 million driven by volume improvements and $0.6 million of license revenue.  Unfavorable foreign currency impacts decreased revenue by approximately $3.4 million, or 3.2%;

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Gross profit was $36.0 million or 30.4% of sales versus $31.9 million or 29.1% of sales. Gross profit and margin in the current quarter benefitted from improved sales volume and sales mix and were moderated by $0.7 million of unfavorable foreign currency impacts;

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Selling, general and administrative (SG&A) expenses were $28.3 million, or 23.9% of sales, compared with $23.8 million, or 21.8% of sales. The increase in SG&A was primarily due to the restoration of approximately $2.0 million in wage reductions and other temporary savings related to labor costs that were in place during the prior year first quarter. In addition, commissions and marketing expenses increased by $1.4 million due principally to higher commissions, which reflected the higher sales volume and an increase in sales from channels with higher commission levels. Current quarter SG&A also included an $0.8 million accrual for incentive compensation under the Company's 2011 incentive compensation plan and $0.5 million of expenses from an acquisition completed after the fiscal 2010 first quarter. These increases were partially offset by $0.6 million in exchange rate fluctuations;

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Operating income was $2.8 million compared with $3.6 million. Current quarter operating income was negatively impacted by $0.5 million of restructuring and other expenses.  On a currency adjusted basis, operating income was $2.9 million;

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Income from continuing operations was $1.6 million, or $0.06 per diluted share, and included the net benefit of $0.7 million principally from unrealized foreign exchange gains related to cross border loans, compared to $1.3 million, or $0.05 per diluted share, which included a loss of $0.7 million principally from unrealized foreign exchange related to cross border loans. Net income for the current quarter was $1.5 million, or $0.06 per diluted share, compared with $0.5 million, or $0.02 per diluted share;

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Net cash flows from operations, less capital expenditures, decreased $6.1 million to $7.2 million, from $13.3 million in the prior year, due principally to higher accounts receivable collections in the fiscal 2010 first  quarter;

▪	Total outstanding debt was reduced by $7.0 million to $38.0 million.

 “We were very encouraged by the Company’s performance this past quarter and remain cautiously optimistic that the recovery is underway in our markets,” said Marc Giles, Gerber Scientific President and Chief Executive Officer. “Similar to last quarter, we posted solid improvement in our key financial metrics – on a currency neutral basis, revenue was up 11.4% and gross profit was up $4.8 million, reflecting increased demand across nearly every product category and operating segment. In addition to the top line improvement, our continued focus on manufacturing cost reductions and working capital management is paying off and, as a result, our currency neutral gross profit margin was up 100 basis points and we generated $7.2 million of net operating cash flow. This performance allowed us to reduce our outstanding debt by $7 million during the quarter – and brings our total debt reduction in the past 15 months, despite the challenging operating conditions, to $35.5 million – or down nearly 50%.”

Outlook and Guidance

“Looking ahead, we expect to continue to benefit from the improving market conditions we’ve experienced over the last two quarters, as well as from our operational initiatives,” said Mr. Giles. “Orders in our fiscal first quarter and order backlog at the end of the quarter remain strong. We are seeing significantly increased demand from several of our key geographic and market segments. At our Gerber Technology business unit, orders and sales are up significantly. Revenue from China, which is an important growth market for us, was up 62% at GT and 70% companywide from a year ago in the first quarter. Our new Yunique PLM software business continued to gain market momentum as we signed four new customers this past quarter, bringing total new customers to 11 since our November acquisition.”

“In our Sign Making and Specialty Graphics segment we are seeing noticeable growth in aftermarket product sales. While capital equipment financing remains an issue for many of our customers, we are seeing some slight improvement in new equipment demand, and market reception for our new Gerber CAT UV printer, which was introduced this past quarter, was positive. Our Ophthalmic Lens Processing segment is reporting significantly higher unit sales of lens finishing systems, finally indicating recovery in its markets, and is readying for the fall season when they will attend two important trade shows. Moreover, it is quite encouraging that Gerber Coburn’s retail customers are reporting positive comparable store sales after a difficult two years.”

Giles concluded, “While we are seeing continued improvement in the markets we serve, macroeconomic developments remain uncertain and, as a result, we will manage our expenses and investments carefully.  We continue to pursue permanent structural cost reduction opportunities, and have identified and are executing a number of actions that will benefit us throughout the year, especially in the last half of fiscal 2011. This, combined with a continuation of the favorable growth trends exhibited thus far in the fiscal year, should allow us to deliver sustainable, year-over-year revenue and operating profit improvement excluding the effects of restructuring charges.”

Quarterly Conference Call

Gerber Scientific’s quarterly earnings conference is scheduled for today at 10:00 a.m. ET.  Please dial 719.325.4794 and provide the operator with confirmation code 9442218 to participate in the call in a listen only mode. The Company will also provide a live webcast of the call which may be accessed through the Company’s website (www.gerberscientific.com).  A webcast replay of the call will also be available for ninety days, as well as a conference call transcription, which will be available three business days after the conference call, on the Company’s website under the Investor Relations tab.

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics, packaging, apparel, industrial, and ophthalmic lens processing industries.  Headquartered in South Windsor, Connecticut, the Company operates through four primary businesses:  Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

Forward-looking Statements
Any statements in this news release not relating to historical matters are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this news release involve risks and uncertainties regarding the Company's expected financial condition, results of operations and cash flows. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2010, which outlines certain important risks regarding the Company's forward-looking statements, as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, adverse economic and credit market conditions, volatility in foreign currency exchange rates and fluctuations in interest rates.  Actual future results or events may differ materially from these forward-looking statements. The forward-looking statements contained in this release are made as of the date of this release and the Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

GERBER SCIENTIFIC, INC. SUMMARY OF OPERATIONS (Unaudited)
	For the Fiscal Quarters Ended July 31,
In thousands, except per share data	2010	2009
Revenue:
Product sales	$102,533	$92,605
Service sales	15,791	16,749
	118,324	109,354
Costs of Sales:
Cost of products sold	71,991	67,797
Cost of services sold	10,347	9,699
	82,338	77,496

Gross profit	35,986	31,858

Selling, general and administrative expenses	28,338	23,795
Research and development	4,324	4,428
Restructuring and other expenses	520	---
Operating income	2,804	3,635

Other income (expense), net	370	(1,045)
Interest expense	(782)	(942)
Income from continuing operations before income taxes	2,392	1,648
Income tax expense	793	359
Income from continuing operations	1,599	1,289
Loss from discontinued operations, net of tax of $(21) and $80	(75)	(775)
Net income	$1,524	$514

Basic earnings (loss) per common share:
Continuing operations	$0.06	$0.05
Discontinued operations	---	(0.03)
Basic earnings per common share	$0.06	$0.02
Diluted earnings (loss) per common share:
Continuing operations	$0.06	$0.05
Discontinued operations	---	(0.03)
Diluted earnings per common share	$0.06	$0.02

Weighted Average Common Shares Outstanding:
Basic	25,126	24,611
Diluted	25,186	24,612

GERBER SCIENTIFIC, INC. SUMMARY SEGMENT INFORMATION (Unaudited)
	For the Fiscal Quarters Ended July 31,
In thousands	2010	2009
Sign Making and Specialty Graphics:
Gerber Scientific Products	$9,994	$8,858
Spandex	52,292	52,697
Sign Making and Specialty Graphics	62,286	61,555
Apparel and Industrial	44,052	37,338
Ophthalmic Lens Processing	11,996	10,710
Intersegment revenue elimination	(10)	(249)
Consolidated revenue	$118,324	$109,354
Sign Making and Specialty Graphics:
Gerber Scientific Products	$(872)	$(952)
Spandex	4,159	3,042
Sign Making and Specialty Graphics	3,287	2,090
Apparel and Industrial	3,606	4,837
Ophthalmic Lens Processing	1,202	970
Segment operating income	8,095	7,897
Corporate operating expenses	(5,291)	(4,262)
Consolidated operating income	$2,804	$3,635

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – REVENUE BY PRODUCT TYPE (Unaudited)
	For the Fiscal Quarters Ended July 31,
In thousands	2010	2009
Equipment and software revenue	$32,440	$25,821
Aftermarket supplies revenue	70,093	66,784
Service revenue	15,791	16,749
Total revenue	$118,324	$109,354

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – KEY OPERATING RATIOS (Unaudited)
	For the Fiscal Quarters Ended July 31,
In thousands	2010	2009
Gross profit margin	30.4%	29.1%
Operating margin	2.4%	3.3%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – FINANCIAL POSITION (Unaudited)
In thousands, except ratio amounts	July 31, 2010	April 30, 2010
Cash and cash equivalents	$10,004	$11,305
Working capital	$71,444	$76,549
Total debt	$38,000	$45,000
Net debt (total debt less cash and cash equivalents)	$27,996	$33,695
Shareholders' equity	$158,680	$158,206
Total capital (net debt plus shareholders' equity)	$186,676	$191,901
Current ratio	1.80	1.85
Net debt-to-total capital ratio	15.0%	17.6%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – CASH FLOWS (Unaudited)
	For the Fiscal Quarters Ended July 31,
In thousands	2010	2009
Cash flows provided by operating activities	$8,345	$14,473
Cash flows used in investing activities	$(1,018)	$(2,104)
Cash flows used in financing activities	$(7,766)	$(12,412)
Depreciation and amortization	$2,011	$2,636
Capital expenditures	$1,101	$1,160

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – REVENUE BY GEOGRAPHIC LOCATION (Unaudited)
	For the Fiscal Quarters Ended July 31,
In thousands	2010	2009
North America	$34,194	$29,100
Europe	52,102	56,418
Rest of world	32,028	23,836
Consolidated revenue	$118,324	$109,354